                                  EXHIBIT 11.1

             STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                 USA TRUCK, INC.

--------------------------------------------------------------------------------


                                                   Three Months Ended         Nine Months Ended
                                                       September 30,            September 30,
                                                 -----------------------   -----------------------
                                                    2001         2000         2001         2000
                                                 ----------   ----------   ----------   ----------
Numerator:
   Net income                                    $  589,287   $  512,357   $  462,935   $1,298,039
                                                 ==========   ==========   ==========   ==========

Denominator:
   Denominator for basic earnings per share-
   Weighted average shares                        9,235,520    9,257,973    9,240,333    9,299,393

   Effect of dilutive securities - Employee
   stock options                                     41,701        6,143       41,331        6,016
                                                 ----------   ----------   ----------   ----------

   Denominator for diluted earnings per share-
     Adjusted weighted average and
     Assumed conversions                          9,277,221    9,264,116    9,281,664    9,305,409
                                                 ==========   ==========   ==========   ==========

Basic earnings per share                         $      .06   $      .06   $      .05   $      .14
                                                 ==========   ==========   ==========   ==========

Diluted earnings per share                       $      .06   $      .06   $      .05   $      .14
                                                 ==========   ==========   ==========   ==========